Exhibit 10.1

THE MAJESTIC STAR CASINO, LLC

DEFERRED COMPENSATION PLAN

Effective June 1, 2007

(i)

(ii)

(iii)

THE MAJESTIC STAR CASINO, LLC

DEFERRED COMPENSATION PLAN

ARTICLE I—PURPOSE AND EFFECTIVE DATE

The purpose of this Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of certain employees and Board members of Employer. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. It is the intention of The Majestic Star Casino, LLC and it is the understanding of those employees covered under the Plan, that the Plan constitutes a nonqualified deferred compensation plan for a select group of The Majestic Star Casino, LLC employees, and as such, it is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is also the understanding of employees covered under the Plan that the Plan is subject to the requirements of Section 409A of the Code, and that it will be administered in accordance with the requirements of Section 409A. The Plan shall be effective as of June 1, 2007.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1     Account

“Account” means the device used by Employer to measure and determine the amounts to be paid to a Participant under the Plan. Separate subaccounts may be maintained to properly reflect the Participant’s balance and earnings thereon. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2     Administrative Committee

“Administrative Committee” means the committee appointed to administer the Plan pursuant to Article VII.

2.3     Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.4       Board

“Board” means the Board of Directors of the Company.

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2.5     Bonus

“Bonus” means any incentive compensation that is payable to a Participant in addition to the Participant’s Salary.

2.6     Change in Control

“Change in Control” means:

(a) A sale, exchange or transfer of more than fifty percent (50%) of the total gross fair market value of the assets of the Company on a consolidated basis or more than fifty percent (50%) of the total fair market value or total voting power of its stock;

(b) A merger or consolidation of the Company (excluding merger or consolidation where the voting securities of the Company prior to the merger or consolidation continue to represent fifty percent (50%) or more of the combined voting power of the surviving entity after the merger or consolidation);

(c) Any reorganization, reverse stock split or recapitalization that would result in a Change in Control as defined in paragraphs (a) or (b); or

(d) Any transactions or series of related transactions having the same effect as a Change in Control as defined in paragraphs (a) or (b).

This definition of Change in Control is intended to comply, and be interpreted in accordance, with the definition of Change in Control under Code Section 409A and any and all regulations promulgated thereunder.

2.7     Code

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all regulations promulgated thereunder. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

2.8     Company

“Company” means The Majestic Star Casino, LLC, a corporation, or any successor to the business thereof.

2.9     Compensation

“Compensation” means the Salary, Bonus or Director Fee the Participant earns for services rendered to the Company.

2.10     Deferral Commitment

“Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

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2.11     Deferral Period

“Deferral Period” means a calendar year.

2.12     Determination Date

“Determination Date” means the last day of each calendar month.

2.13     Director Fees

“Director Fees” means all Board and committee meeting fees payable to a Participant (before reduction for amounts deferred under the Plan). Director Fees do not include expenses, reimbursements, or any form of noncash compensation or benefits.

2.14     Disability

“Disability” means a physical or mental condition in which the Participant:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer, or

(c) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

The Administrative Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Administrative Committee.

2.15     Earnings Index

“Earnings Index” means a portfolio or fund selected by the Administrative Committee from time to time to be used as an index in calculating Rate of Return.

2.16     Elective Deferred Compensation

“Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.17     Employer

“Employer” means the Company or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Administrative Committee.

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2.18     Participant

   “Participant” means any eligible individual who has elected to defer Compensation under this Plan.

2.19     Participation Agreement

“Participation Agreement” means the agreement submitted by a Participant to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period. Such form may be electronic via the online enrollment system.

2.20     Plan

“Plan” means The Majestic Star Casino, LLC Deferred Compensation Plan, as amended from time to time.

2.21     Rate of Return

“Rate of Return” means the rate used to determine the amount credited monthly to a Participant’s Account under Article IV. Such rate shall be determined by the Administrative Committee based upon the net performance of the Earnings Indices selected by the Participant.

2.22     Salary

“Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services. Deferral elections shall be computed before taking into account any reduction in taxable income by Salary reduction under Code Sections 125 or 401(k), or under this Plan.

2.23     Separation from Service

“Separation from Service” means termination of employment or service on the Board with The Majestic Star Casino, LLC as defined by the Treasury pursuant to Code 409A.

2.24     Unforeseeable Emergency

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the code and the Treasury Regulation or other guidance thereunder.

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ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1     Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan is limited to Board members and executives who are Directors and above, or as selected by the Administrative Committee.

(b) Participation. Eligible employees and Board members may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrative Committee by December 31 of the calendar year immediately preceding the Deferral Period. Bonus deferral elections must be made at least six (6) months before the end of the bonus earning period.

(c) Part-Year Participation. When an employee first becomes eligible to defer Compensation during a Deferral Period, a Participation Agreement must be submitted to the Administrative Committee no later than thirty (30) days following notification to the employee of eligibility to defer, and such Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Administrative Committee.

3.2     Form of Deferral

A Participant may elect Deferral Commitments in the Participation Agreement as follows:

(a) Salary Deferral Commitment. A Salary Deferral Commitment shall be related to the Salary payable by Employer to a Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage.

(b) Bonus Deferral Commitment. A Bonus Deferral Commitment shall be related to any Bonus payable to the Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage.

(c) Director Fees Deferral Commitment. A Director Fees Commitment shall relate to the Director Fees payable by the Company to a Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage.

3.3     Limitations on Deferral Commitments

The following limitations shall apply to Deferral Commitments:

(a) Minimum. The minimum deferral amount shall be two thousand four hundred dollars ($2,400) per year.

(b) Maximum. The maximum deferral amount shall be ninety percent (90%) of Salary and one hundred percent (100%) of Bonus or Director Fees.

(c) Changes in Minimum or Maximum. The Administrative Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Administrative Committee’s action.

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3.4     Commitment Limited by Separation from Service

If a Participant separates from service with the Employer prior to the end of the Deferral Period, the Deferral Period and the Deferral Commitment shall end at the date of termination.

3.5     Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable with respect to any Deferral Period except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a severe unforeseeable financial hardship as determined under Section 5.1b, subject to the requirements of Code Section 409A and regulations issued thereunder.

3.6     Change in Employment Status

If the Board determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s employment, no Deferral Commitments may be made by such Participant after the end of the Deferral Period within which such Board decision is reached.

ARTICLE IV—DEFERRED COMPENSATION ACCOUNTS

4.1     Accounts

For record keeping purposes only, an Account shall be maintained for each Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant’s election of Earnings Indices, distributing format and total vested or nonvested Account balances. The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2     Elective Deferred Compensation

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account at the same time the corresponding nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible with any excess reducing the amount to be credited to the Participant’s Account.

4.3     Matching Contribution

The Employer shall credit a matching contribution to the Participant’s Account equal to any matching contribution which would have been credited to the Participant’s 401(k) Savings Plan but for the Participant’s participation in this Plan.

4.4     Employer Discretionary Contribution

           Employer may make Discretionary Contributions to Participants’ Accounts. Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine. The amount of the Discretionary Contributions shall be evidenced in a special Participation Agreement approved by the Board.

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4.5     Allocation of Elective Deferred Compensation

(a) At the time a Participant completes a Deferral Commitment for a Deferral Period, the Participant shall also select the Investment Index or Indices in which the Participant wishes to have the deferrals deemed invested. The Participant may select any combination of Investment Indices as long as at least one percent (1%), in whole percentages, is credited to each of the Investment Indices selected.

(b) A Participant may change the amounts allocated to the Investment Indices on the first day of each month, provided that the Participant submitted notice of the change before the first day of the month. The change may apply to prospective deferrals only or may include current account balances.

(c) Changes in Notice and Frequency. The Administrative Committee may change the notice requirement and frequency by which Participants can reallocate their accounts from time to time by giving written notice to all Participants.

4.6     Determination of Accounts

Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited during the period, plus earnings, minus the amount of any distributions or forfeitures made since the immediately preceding Determination Date.

4.7     Vesting of Accounts

Each Participant shall be one hundred percent (100%) vested at all times in the Participant’s Elective Deferred Compensation and any earnings thereon. Any matching or makeup contributions under Section 4.3 shall vest pursuant to the following vesting schedule:

1 Completed Years of Service	2 Percentage Vested
Less than 1	0%
1 but less than 2	10
2 but less than 3	25
3 but less than 4	45
4 but less than 5	75
5 or more	100

Employer Discretionary Contributions and interest thereon shall vest as set forth in the special Participation Agreement. Upon a Change in Control or death, prior to a Separation of Service, all balances shall be 100% vested.

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4.8     Statement of Accounts

The Administrative Committee shall give to each Participant a statement setting forth the balances in the Participant’s Account on a quarterly basis and at such other times as may be determined by the Administrative Committee.

ARTICLE V—PLAN BENEFITS

5.1     Distributions Prior to Separation from Service

A Participant’s Account may be distributed to the Participant prior to termination of employment as follows:

(a) Scheduled Early Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the amount deferred (and earnings thereon) pursuant to that Participation Agreement in two (2) to five (5) annual installments or a single lump sum commencing the first January 1 and on each subsequent January 1 following the date specified in the election. Such date shall not be sooner than two (2) years after the date the Deferral Period commences.

(b) Hardship Withdrawals. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Administrative Committee may, in its sole discretion, make distributions from the Participant’s Account. The amount of such a withdrawal shall be limited to the amount the Administrative Committee determines to be reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency. Any hardship withdrawal distribution shall be payable in a single lump sum within thirty (30) days after the Administrative Committee approves such payment.

5.2     Distributions Following Separation of Service

(a) Termination or Disability

(i) Benefit Amount. If a Participant Separates from Service with Employer due to termination or Disability, Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Account.

(ii) Form of Benefit. Subject to Section 5.2(a)(iii), benefits under this Section 5.2(a) shall be paid in the form selected by the Participant in the Participation Agreement. Optional forms of payment include a lump-sum payment or annual installments of the Account over a period of up to five (5) years. The initial payment shall be within sixty (60) days of termination, or January 1 following Separation from Service if so elected, and all subsequent payments, if any, shall be in January. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by dividing the Participant’s Account balance as of the preceding December 31 by the remainder of the installment periods.

(iii) Small Accounts. Notwithstanding Section 5.2(a)(ii), if a Participant’s Account aggregated with all other deferrals of compensation treated as deferred under a single nonqualified deferred compensation plan under Treasury Reg. §1.409A-1(c)(2) is less than the applicable dollar amount under Code Section 402(g)(1)(B), as it may be adjusted or amended from time to time, on the separation date, the Administrative Committee shall pay the benefit under Section 5.2(a) in a lump sum.

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(b) Death Benefit

(i) Preretirement. If a Participant terminates employment with Employer due to death, Employer shall pay to the Participant’s Beneficiary a lump-sum benefit equal to the vested balance in the Participant’s Account.

(ii) Postretirement. If a Participant dies following the Participant’s Retirement, Employer shall continue to pay any remaining benefit payments to the Participant’s Beneficiary in the form previously elected by the Participant for Retirement benefits.

5.3     Distribution Upon Change in Control

Notwithstanding any other section of this Plan, if there is a Change in Control, all balances of the Plan shall be paid out in a lump sum within thirty (30) days of the Change in Control.

5.4     Deferred Payment of Benefit

If part of a Participant’s compensation is not deductible under IRC Section 162(m), then The Majestic Star Casino, LLC may require the Participant to defer payment of benefits under this Article to avoid the limitation set forth in Section 162(m). Any deferred benefits under this Section shall be distributed to the Participant in the first calendar year such amounts would not exceed the limitation as set out in IRC Section 162(m).

5.5     Withholding for Taxes

To the extent required by the law in effect at the time payments are made, Employer shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines are reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405 of the Internal Revenue Code, or any successor provision thereto.

5.6     Valuation and Settlement

The amount of a lump-sum payment and the initial installment payment shall be based on the value of the Participant’s Account on the Determination Date immediately preceding the lump-sum payment or commencement of installment payments.

5.7     Payment to Guardian

The Administrative Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Administrative Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.

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ARTICLE VI—BENEFICIARY DESIGNATION

6.1     Beneficiary Designation

Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if a Participant dies prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee, and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.

6.2     Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.3     No Beneficiary Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

6.4     Effect of Payment

Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VII—ADMINISTRATION

7.1     Committee; Duties

The Plan shall be administered by an Administrative Committee consisting of three (3) members as may be appointed from time to time by the Board. The Administrative Committee shall have the authority to interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including determination of eligibility and interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum. Meetings may be conducted by telephone conference call. The Administrative Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Administrative Committee all communications and documents which the Administrative Committee is required or authorized to provide under this Plan. Any party shall accept and rely upon any document executed in the name of the Administrative Committee. Members of the Administrative Committee may be Participants under this Plan.

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7.2     Agents

The Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3     Binding Effect of Decisions

The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4     Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII—CLAIMS PROCEDURE

8.1     Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrative Committee which shall respond in writing within thirty (30) days.

8.2     Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3     Review of Claim

(a) Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Administrative Committee. The claim or request shall be reviewed by the Administrative Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

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(b) Such notice shall be made within the lesser of ninety (90) days of notice of denial or one hundred twenty (120) days of the original written claim.

8.4     Final Decision

The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1     Amendment

(a) The Company may amend the Plan at any time and from time to time by written instrument. Except as provided in (b) below, the power to amend may be executed only by the Board.

(b) The Administrative Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:

(i) The Administrative Committee deems it necessary or advisable to:

(A) Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B) Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA; or

(C) Facilitate the administration of the Plan;

(ii) The amendment or change does not, without the consent of the Board, materially increase the cost to the Employer of maintaining the Plan; and

(iii) Any amendment adopted by the Administrative Committee shall be in writing, signed by a member of the Committee and promptly reported to the Board.

(c) To the extent permitted under subsection (e) below, amendments may have an immediate, prospective or retroactive effective date.

(d) Amendments do not require the consent of any Participant or Beneficiary.

(e) Amendments are subject to the following limitations:

(i) Preservation of Account Balance. No amendment shall reduce the amount credited or to be credited to any Account as of the date notice of the amendment is given to Participants.

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(ii) Changes in Earnings Rate. If the Plan is amended so that the Earnings Index is not used to calculate the Rate of Return, the rate of earnings to be credited to the Participant’s Account shall not be less than the monthly equivalent of the average nominal annual yield on three (3) month Treasury bills for the applicable period.

9.2     Employer’s Right to Terminate

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Employer. To the extent such termination would provide for an acceleration of the time and form of a payment of benefits under the Plan, such termination and acceleration must be made in accordance with one of the following provisions:

(a) The termination of the Plan is made within twelve (12) months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts deferred under the Plan are included in the participants’ gross incomes no later than the latest of the following years.

(i)  The calendar year in which the Plan termination occurs.

(ii) The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii) The first calendar year in which the payment is administratively practicable.

(b) The termination of the Plan is pursuant to irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control (as defined in Section 2.6). This provision will only apply to a payment under the Plan if all other agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the Change in Control with which deferrals of compensation under this Plan are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. For purposes of this provision, where the Change in Control results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(c) The termination and liquidation of the Plan, provided that:

(i) The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii) The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under Treasury Reg. §1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

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(iii) No payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate the Plan had not occurred;

(iv) All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate the Plan; and

(v) The Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under §1.409A-1(c) if the same employee participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate the Plan.

(d) Such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE X—MISCELLANEOUS

10.1     Unfunded Plan

This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2     Unsecured General Creditor

Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3     Trust Fund

At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Employer.

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10.4     Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5     Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

10.6     Protective Provisions

A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

10.7     Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Indiana, except as preempted by federal law.

10.8     Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9     Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.

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10.10     Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

THE MAJESTIC STAR CASINO, LLC

By:	/s/ Kirk Saylor
Its Executive Vice President and Chief Operating Officer

Dated:	May 23, 2007

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